Exhibit 10.2

August 28, 2003

Mr. Dan McGurl

34 Seabreeze Lane

York, ME 03909

Dear Dan:

This letter agreement (the “Letter Agreement”) sets forth the terms on which you and Bottomline Technologies (de), Inc. (the “Company”) agree that you will serve as a consultant to the Company. Except as provided in Sections 2 and 5 below, from this date forward this Letter Agreement shall supercede and replace your Employment Agreement (the “Employment Agreement”), dated as of December 3, 1998, as amended. This Letter Agreement shall not in any manner whatsoever affect your position as Chairman of the Board of Directors of the Company.

1. Consulting Role and Period. The Company agrees to retain your consulting services for $135,000 per year through August 28, 2004 at which time your role and services will be re-evaluated. In your consulting role, you agree to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company.

2. Change of Control. You shall retain any and all rights you have under the Employment Agreement through the expiration of its term on December 3, 2003 with respect to severance in the event of a “change of control” as provided for therein at the annual compensation level provided for in Paragraph 1 above.

3. Expenses. The Company shall reimburse you for all reasonable business expenses incurred or paid by you in connection with the performance of your consulting services, in accordance with expense reimbursement policies of the Company and your presentation of appropriate documentation.

4. Termination.

4.1 Either you or the Company may terminate your engagement as a Consultant upon 30 days’ prior written notice to the other party or the Company may do so effective immediately upon written notice to you for Cause (as defined below).

4.2 In the event of your termination as a consultant by the Company other than for “cause,” you shall be entitled to be paid (1) the full amount due you with respect to the remainder of the consulting period described in Paragraph 2 above, and (2) for any expenses incurred prior to the termination. In the event of your termination by the Company for “cause” or termination of the Consulting arrangement at your election, you shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination. Such payments shall constitute full settlement of any and all claims by you of every description against the Company with respect to services rendered during the Consultation period.

4.3 “Cause” shall mean you (A) have been convicted of a felony involving dishonesty, fraud, theft or embezzlement or any other felony or (B) have breached any of your material obligations under any agreement between you and the Company which imposes confidentiality, proprietary information, assignment of inventions, non-competition or similar obligations on you, as may be in effect from time to time.

5. Stock Options. So long as you remain on the Board, your stock options shall continue to vest in accordance with their existing vesting schedules. Should you cease to be a Director, you shall have 90 days to exercise all vested stock options. You shall retain any and all rights you have under the Employment Agreement with respect to the acceleration of your unvested options in the event of a “change of control” as provided for therein.

6. Taxes. All payments to be made to you under this Letter Agreement shall be subject to any required withholding of federal, state and local income and/or employment taxes.

7. Survival. In case any provision of this Letter Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

8. Notices. All notices required or permitted under this Letter Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, addressed to the other party at the address shown above (and, in the case of any notice to the Company, with a copy to John A. Burgess Esq., Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109), or at such other address or addresses as either party shall designate to the other in accordance with this Section 8.

9. Governing Law. This Letter Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Hampshire, without giving effect to conflict of laws provisions.

10. Successors and Assigns. This Letter Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, provided, however, that your obligations as a consultant to the Company are personal and shall not be assigned by you.

11. Entire Agreement. This letter represents the entire agreement between the parties regarding the subject matter hereof, and, except as provided in Sections 2 and 5 above, supercedes and replaces in its entirety the Employment Agreement and the letter agreement between the parties dated as of December 3, 1998 and June 1, 2001, respectively.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year set forth above.

BOTTOMLINE TECHNOLOGIES (de), INC.

By:	/s/ Joseph L. Barry, Jr.
Joseph L. Barry, Jr.
Title: Chairman of Compensation Committee

CONSULTANT:

/s/ Dan M. McGurl
Dan McGurl